                                                                    EXHIBIT 11.1


                    Greka Energy Corporation and Subsidiaries






                                                         Three Months Ended
                                                            March 31,
                                                      2000             1999
                                                  -----------      -----------
Basic Earnings
   Net (Loss) Income to Common Shares             $(1,121,797)     $(1,132,542)
Basic Shares
            Weighted Average Outstanding            4,339,940        3,025,655
Basic (Loss) per Share                                   0.26            (0.38)
                                                  ===========      ===========
Diluted Shares
            Weighted Average Outstanding            4,494,546        3,025,655
Diluted (Loss) per Share                          $      0.26      $     (0.38)
                                                  ===========      ===========